Exhibit 21.0

SUBSIDIARIES OF NORTHEAST COMMUNITY BANCORP, INC.

NECB Financial Services Group, LLC**	100%	New York
Name	Percent Ownership	State of Incorporation
NorthEast Community Bank*	100%	New York
New England Commercial Properties LLC**	100%	New York
NECB Financial Services Group, LLC**	100%	New York
NECB Real Estate LLC**	100%	New York
72 West Eckerson LLC**	100%	New York
166 Route 59 Realty LLC**	100%	New York
3 Winterton Realty LLC**	100%	New York

*	Subsidiary of NorthEast Community Bancorp, Inc.
**	Subsidiary of NorthEast Community Bank